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Exhibit 4.11

        "CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY ***."

LICENSE AGREEMENT

        Effective as of February 5, 2004 ("EFFECTIVE DATE"), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia ("GTG") and LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation having an office at 430 South Spring Street, Burlington, NC 27215, USA ("LICENSEE"), agree as follows:

ARTICLE I BACKGROUND
1.1
As a result of privately funded research over the course of many years, GTG now holds certain intellectual property rights in a variety of countries throughout the world relating to methods and processes used to extract gene discovery and diagnostic utility from the non-coding region of genomes.
1.2
LICENSEE wishes to acquire licenses under and to obtain access to GTG's non-coding patents to the extent that they are required in accordance with applicable law in order to: 1) provide clinical laboratory diagnostic testing services and other testing services offered by LICENSEE and/or SUBSIDIARIES of LICENSEE on humans in the United States, it territories, and Canada ("DIAGNOSTIC TESTING PURPOSE"); and 2) provide and conduct contract clinical trials and research protocols and services in the United States, its territories, and Europe solely for (i) assisting third parties, including, but not limited to pharmaceutical companies; and (ii) internal purposes of LICENSEE and/or SUBSIDIARIES of LICENSEE in connection with regulatory compliance ("CLINICAL TRIALS PURPOSE").
1.3	GTG is prepared to grant a non-exclusive license to LICENSEE under its non-coding patents, subject to the terms and conditions of this AGREEMENT.
ARTICLE II GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS
2.1	"AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.
2.2
"CLINICAL TRIALS LICENSED SERVICES" means research services and clinical trials performed by LICENSEE or a SUBSIDIARY of LICENSEE and that but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT.
2.3
"CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified at the time of disclosure as confidential or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

2.4
"DIAGNOSTIC TESTING LICENSED SERVICES" means diagnostic service testing, or other testing service offered by LICENSEE and/or SUBSIDIARIES of LICENSEE (i) performed by LICENSEE or a SUBSIDIARY of LICENSEE; and (ii) that but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT.
2.5
"EXCLUDED FIELD" means genetic analysis using or based upon, in whole or in part, the genotyping of more than one hundred thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in three (3) or more chromosomes of the relevant organism.
2.6	"EXCLUSION TIME PERIOD" means the period from the EFFECTIVE DATE until August 31, 2006.
2.7
"FIELD OF USE" means, during the EXCLUSION TIME PERIOD, diagnostic service testing and other testing services offered by LICENSEE and/or SUBSIDIARIES of LICENSEE for humans and clinical trials and research, other than the EXCLUDED FIELD, and upon expiration of the EXCLUSION TIME PERIOD means diagnostic service testing and other testing services offered by LICENSEE and/or SUBSIDIARIES of LICENSEE for humans and clinical trials and research without limitation.
2.8	GTG and LICENSEE may be commonly referred to as "parties" (in singular and plural usage, as required by the context).
2.9
"LICENSED PATENT(S)" means individually or collectively (i) the United States patents of GTG listed in the attached Exhibit A; (ii) all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, or other applications claiming priority from such patents and any patents which may issue on such other applications, or extensions of such patents; and (iii) foreign counterparts of any of the foregoing.
2.10	"LICENSED SERVICES" means CLINICAL TRIALS LICENSED SERVICES and DIAGNOSTIC TESTING LICENSED SERVICES.
2.11
"QUARTERLY LICENSE ANNUITY" means a fee of (i) *** per quarter during the year 2004; (ii) *** per quarter during each year of the TERM from the year 2005 through the year 2010; and (iii) *** per quarter during each year of the TERM from the year 2011 through the year 2015.
2.12
"SUBSIDIARY" means any corporation, company or other legal entity, in which more than fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto; provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists.
2.13	"TERRITORY" means Canada and the United States of America (including its territories).
2.14	"TERM" means from the EFFECTIVE DATE until there is no longer a VALID PATENT CLAIM (due to expiration or otherwise), except as otherwise provided in Article VII.
2.15
"VALID PATENT CLAIM" shall mean any claim in a filed and unabandoned patent application or unexpired patent with the LICENSED PATENTS, which claim has not been held unpatentable, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been finally abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE III RELEASE
3.1
Upon execution of this AGREEMENT by both parties and payment in full by LICENSEE of the PREPAYMENT (defined in Section 5.2) to GTG, GTG, and any person or entity claiming through GTG (including without limitation any affiliates, predecessors, successors or assigns of GTG), hereby waive, release and forever discharge LICENSEE, all SUBSIDIARIES of LICENSEE, and their respective successors, assigns, directors, officers, employees and agents, both current and former (collectively, the "RELEASED PARTIES") from any and all claims, suits, demands, actions, losses, costs, damages, expenses, liabilities and obligations whatsoever, whether known or unknown, arising from or relating to (a) any acts or omissions of the RELEASED PARTIES on or before the EFFECTIVE DATE or December 31, 2003, whichever is later (the "RELEASE DATE"), (b) any events, occurrences, conditions or circumstances occurring on or before the RELEASE DATE, or (c) any transactions, relationships, arrangements or other matters of any kind or nature existing at any time on or before the RELEASE DATE (collectively, the "RELEASED MATTERS"). This waiver and release includes, but is not limited to, any claims arising from or related to the infringement or misappropriation, or alleged infringement or misappropriation, of any intellectual property or other proprietary rights of GTG (including without limitation the LICENSED PATENTS) by the RELEASED PARTIES.
3.2
GTG further agrees that it will not institute or participate in any legal action or administrative complaint against the RELEASED PARTIES arising out of or related to the RELEASED MATTERS. In the event of a breach of this Article 3 of this AGREEMENT, the RELEASED PARTIES shall be entitled to recover from GTG attorneys' fees and expenses incurred by the RELEASED PARTIES defending such lawsuit filed by, on behalf of or otherwise involving GTG.
ARTICLE IV GRANT TO LICENSEE
4.1	Subject to the terms and conditions of this AGREEMENT, GTG hereby grants to LICENSEE, during the TERM of this AGREEMENT:
(i)
A non-exclusive, non-assignable, annual fee-bearing license under the LICENSED PATENTS (without the right to sublicense except to LICENSEE's SUBSIDIARIES) to perform, use, sell, and offer to sell DIAGNOSTIC TESTING LICENSED SERVICES in the FIELD OF USE solely within the TERRITORY for the DIAGNOSTIC TESTING PURPOSE; and
(ii)
A non-exclusive, non-assignable, annual fee-bearing license under the LICENSED PATENTS (without right to sublicense except to LICENSEE's SUBSIDIARIES) to perform, use, sell, and offer to sell CLINICAL TRIALS LICENSED SERVICES in the FIELD OF USE in the United States, its territories, and Europe (regardless of where the samples originate or where the sponsor may be located) for the CLINICAL TRIALS PURPOSE.
4.2
All rights not explicitly granted to LICENSEE are reserved by GTG. Not limiting the foregoing, LICENSEE acknowledges that it is not granted any rights to any other patents or other intellectual property rights of GTG or any third party.

4.3
The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE. Except as set forth in Section 4.4 and Section 11.6, LICENSEE shall not assign or otherwise transfer (by operation of law or otherwise) any license or right granted hereunder or any interest therein, without the prior written consent of GTG (which may be withheld in GTG's sole and absolute discretion). Any attempted assignment or transfer without such prior written consent shall be void and shall upon written notice by GTG terminate all rights of LICENSEE under this AGREEMENT.
4.4
LICENSEE may extend the license granted under this AGREEMENT to SUBSIDIARIES of LICENSEE provided that LICENSEE ensures that such SUBSIDIARIES are bound to the same terms and conditions of this AGREEMENT as is LICENSEE (except that such SUBSIDIARIES shall not be obligated *** it being understood that payments by LICENSEE of the amounts under *** constitutes *** for LICENSEE and all SUBSIDIARIES of LICENSEE).
4.5
LICENSEE agrees that it will not intentionally and knowingly promote LICENSEE's reference testing to third party clinical laboratories for the purpose of circumventing the need for such third party clinical laboratories to license the LICENSED PATENTS from GTG. In the event GTG believes LICENSEE is in breach of this Section 4.5, GTG shall notify LICENSEE of such breach in writing and the parties shall enter into good faith discussions to address such alleged breach promptly thereafter. If the parties are unable to resolve the alleged breach by mutual agreement within thirty (30) days after LICENSEE's receipt of written notice of breach of this Section 4.5, then GTG may terminate this AGREEMENT upon ten (10) days prior written notice to LICENSEE. Termination of this AGREEMENT shall be GTG's sole and exclusive remedy for any breach of this Section 4.5 by LICENSEE.
ARTICLE V CONSIDERATION
5.1
Subject to Section 5.2, LICENSEE agrees to pay to GTG the QUARTERLY LICENSE ANNUITY commencing on April 1, 2004 (such first payment constituting payment for the period from the EFFECTIVE DATE until March 31, 2004). Such QUARTERLY LICENSE ANNUNITY payments are due and payable to GTG on January 1, April 1, July 1, and October 1 of each year of the TERM.
5.2
LICENSEE agrees to pay GTG *** upon execution of this AGREEMENT (the "PREPAYMENT"). The PREPAYMENT shall constitute a non-refundable credit against QUARTERLY LICENSE ANNUITY payments required under this AGREEMENT. Therefore, the PREPAYMENT shall be deemed a prepayment of all QUARTERLY LICENSE ANNUITIES associated with the year 2004 ***, all QUARTERLY LICENSE ANNUITIES associated with the year 2005 ***, and *** of each of the four QUARTERLY LICENSE ANNUITIES associated with the year 2006. As such, notwithstanding Sections 2.11 and 5.1, no further QUARTERLY LICENSE ANNUITIES will be payable by LICENSEE until the year 2006, and the remaining QUARTERLY LICENSE ANNUITIES to be paid by LICENSEE with respect to the year 2006 will be *** per quarter.
5.3	All payments required under this AGREEMENT shall be sent by electronic wire transfer to:
Key Bank #307070267 1130 Haxton Drive Fort Collins, Colorado 80525 Account: Genetic Technologies Limited Account Number: 76009 000 2576

5.4	LICENSEE agrees to pay interest of five percent (5%) per year or the maximum rate allowed by law, whichever is less, on fees payable but not paid to GTG when due.
5.5	MATERIAL BREACH: A breach of any provision of this Article V or part thereof by LICENSEE shall be deemed a material breach.
ARTICLE VI WAIVER

        No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII TERM AND TERMINATION OF AGREEMENT
7.1	This AGREEMENT shall be in effect for the TERM, unless terminated earlier as provided herein.
7.2
Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party. GTG shall have the right to terminate this AGREEMENT upon written notice in the event that LICENSEE shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of LICENSEE's business, or in the event that LICENSEE discontinues business for any reason.
7.3	LICENSEE shall have the right to terminate this AGREEMENT at any time by providing GTG with thirty (30) days written notice of such termination.
7.4	Termination or expiration of this AGREEMENT shall not affect any obligation owed by LICENSEE to GTG prior to the termination or expiration. Upon termination or expiration of this AGREEMENT:
	7.4.1	all licenses granted hereunder shall immediately cease.
7.4.2
the parties shall promptly return all CONFIDENTIAL INFORMATION and copies thereof of the other party to the other party or certify in writing that they have destroyed all CONFIDENTIAL INFORMATION and copies thereof.
	7.4.3	LICENSEE shall pay GTG the pro-rated amount of the quarterly payment set forth in Section 5.1 that had accumulated as of the date of termination or expiration for that year of the AGREEMENT.
7.5	SURVIVAL: Articles II, III, VIII and X shall survive the termination or expiration of this AGREEMENT.

ARTICLE VIII CONFIDENTIALITY, PUBLICITY, PRESS RELEASES AND MARKING
8.1
LIMITATIONS ON USE AND DISCLOSURE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party ("DISCLOSING PARTY") to the other party ("RECEIVING PARTY") constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The RECEIVING PARTY shall use CONFIDENTIAL INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING PARTY's express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY's CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein. Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which as evidenced by written records:
	8.1.1	is already known to the RECEIVING PARTY, without an obligation of confidentiality, prior to disclosure by the DISCLOSING PARTY;
	8.1.2	becomes publicly available without fault of the RECEIVING PARTY;
	8.1.3	is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY; or
	8.1.4	is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY's CONFIDENTIAL INFORMATION.
8.2	PERMITTED USE AND DISCLOSURE: Each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:
	8.2.1	To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules; or
	8.2.2	To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT; or
8.2.3
To the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder; or
	8.2.4	To the extent necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding or as required to be disclosed by law or governmental regulation.

8.2.5
In the instances set forth in this Sections 8.2.3 or 8.2.4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.
8.3	PUBLICITY AND PRESS RELEASES: Neither party shall issue any press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that:
	8.3.1	Each party shall be permitted to post a copy of or provide a link on its web site to any permitted disclosures made under this AGREEMENT;
	8.3.2	Each party may disclose the existence of the AGREEMENT only to the extent required to comply with any applicable law or regulation; and
8.3.3
LICENSEE shall be able to disclose to SUBSIDIARIES of LICENSEE the existence of this AGREEMENT and the terms of this AGREEMENT, provided such SUBSIDIARIES maintain the confidentiality of this AGREEMENT.
ARTICLE IX NOTICE
9.1
Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:
Laboratory Corporation of America Holdings Attn: General Counsel 430 South Spring Street Burlington, NC 27215 USA
or, if given or rendered to GTG, addressed to:
Dr. Mervyn Jacobson Executive Chairman Genetic Technologies Limited 60 Hanover Street Fitzroy, Victoria 3065 Australia
with a copy to:
Michael A. DeSanctis, Esq. Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, CO 80203 USA
or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE X REPRESENTATIONS AND WARRANTIES
10.1
GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default. GTG further represents and warrants that the LICENSED PATENTS are the only patents owned or controlled by GTG that LICENSEE needs to practice the methods disclosed in the patents listed in Exhibit A.
10.2	The execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.
10.3
GTG covenants that GTG will not, nor will it offer to, sell, license, assign or otherwise transfer or encumber its patent rights and interests in and to (i) the United States patents 5,447,842 and 5,153,117; (ii) any patent applications claiming priority from such patents; and (iii) foreign counterparts of such patents for a period of ninety (90) days from LICENSEE's receipt of that certain packet of confidential information related to GTG's fetal cell technology that is the subject matter of that certain non-disclosure agreement effective as of September 5, 2003 by and between GTG and LICENSEE ("FETAL CELL INFORMATION"). GTG must deliver the FETAL CELL INFORMATION to LICENSEE on or before May 1, 2004.
10.4
LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.
10.5	LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.
10.6	INDEMNIFICATION:
10.6.1
BY LICENSEE: LICENSEE shall indemnify, hold harmless, and defend GTG, and GTG's SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all third party claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by LICENSEE of any representation, warranty, or covenant hereunder; (ii) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT; or (iii) LICENSEE's negligent, reckless, or willful misconduct.
10.6.2
BY GTG: GTG shall indemnify, hold harmless, and defend LICENSEE, and LICENSEE's SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all third party claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by GTG of any representation, warranty, or covenant hereunder; (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT; or (iii) GTG's negligent, reckless, or willful misconduct.
10.6.3
The indemnifying party's indemnification obligations under this Section 10.6 are conditioned upon the indemnified party (a) giving prompt notice of the claim to the indemnifying party; (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party; and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim.

10.7
DISCLAIMER OF WARRANTIES: EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATING TO THE LICENSED PATENTS AND THE LICENSED SERVICES, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
10.8
LIMITATION OF LIABILITY: TO THE GREATEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR A BREACH OF A PARTY'S OBLIGATIONS PURSUANT TO ARTICLE VIII, WITH RESPECT TO ANY CAUSE OF ACTION RELATING TO OR ARISING FROM THIS AGREEMENT (WHETHER UNDER THIS ARTICLE X OR OTHERWISE): (I) NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, AND (II) NEITHER PARTY SHALL BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL AMOUNTS PAID TO GTG BY LICENSEE HEREUNDER DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.
10.9	Nothing contained in this AGREEMENT shall be construed as:
	10.9.1	a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT except as provided expressly herein;
10.9.2
a warranty or representation that any use or performance contemplated herein will be free from infringement of patents other than those LICENSED PATENTS under which and to the extent to which licenses are in force hereunder;
	10.9.3	an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;
	10.9.4	conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party;
	10.9.5	conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.
ARTICLE XI MISCELLANEOUS
11.1
SERVICE LITERATURE: To the extent practicable and consistent with LICENSEE's customary practices, LICENSEE will prominently display on any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED SERVICES, as determined in LICENSEE's sole discretion, a notice indicating that any such LICENSED SERVICES are provided pursuant to a license from GTG under the LICENSED PATENTS, which patents are owned by GTG.

11.2
CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties.
11.3
MARKINGS: To the extent practicable and consistent with LICENSEE's customary practices, LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking the LICENSED SERVICES and/or documentation related thereto with patent number(s) as determined in LICENSEE's sole discretion.
11.4
MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.
11.5
CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Delaware (excluding conflicts of laws).
11.6
ASSIGNMENT. Neither party may assign this AGREEMENT without the prior written consent of the other party except in the event of the sale of all or substantially all of a party's capital stock, business or assets whether by merger or otherwise pertaining to the subject matter of this AGREEMENT, such party may assign this AGREEMENT to its successor and shall provide notice of such assignment to the other party; provided however, that prior to any assignment permitted herein by LICENSEE, LICENSEE's successor must expressly assume in writing LICENSEE's obligations under this AGREEMENT and expressly acknowledge in writing that products and services of such successor existing prior to such assignment shall not be LICENSED SERVICES.
11.7
ATTORNEYS' FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other amount awarded.
11.8
EQUITABLE REMEDIES: Each party acknowledges that its breach of any of its obligations set forth in Article VIII could result in immediate and irreparable damage to the other party and that no adequate remedy may exist at law. Each party acknowledges and agrees that the other party may seek any available remedy, whether in law or equity, upon the other party's breach of any of its obligations set forth in Article VIII.
11.9
INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.
11.10	INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.
11.11
SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and give effect to the original intent of the parties and economic effect of the original provision and, as revised this AGREEMENT shall remain in full force and effect.

11.12
HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.
11.13
FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.
11.14
FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.
11.15	COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:
GENETIC TECHNOLOGIES LIMITED	LABORATORY CORPORATION OF AMERICA HOLDINGS
By:	By:
Printed Name/Date	Printed Name/Date
Title	Title

EXHIBIT A
LICENSED PATENTS

United States Patent No. 5,192,659
United States Patent No. 5,612,179
United States Patent No. 5,789,568
United States Patent No. 5,851,762
United States Patent No. 5,096,557

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  Exhibit 4.11
LICENSE AGREEMENT
EXHIBIT A LICENSED PATENTS